Exhibit 23.7

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 13, 2024

Callon Petroleum Company

2000 W. Sam Houston Pkwy South, Suite 2000

Houston, TX 77042

Ladies and Gentlemen:

We hereby consent to the inclusion or incorporation by reference in the Registration Statement on Form S-4 of APA Corporation and the related joint proxy statement/prospectus, to be filed on or about February 13, 2024, and any amendments thereto, of all references to the name of DeGolyer and MacNaughton, including under the heading “Experts,” and to the use of our reports effective December 31, 2020, December 31, 2021, and December 31, 2022, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the United States Securities and Exchange Commission on February 23, 2023.

Very truly yours,

/s/ DeGoyler and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716